SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                        -----------------


                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                           May 23, 1996
                ---------------------------------
                (Date of earliest event reported)


                        STOKELY USA, INC.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)


                   Commission File No. 0-13943



        Wisconsin                                 39-0513230
- ----------------------------                 --------------------
(State or other jurisdiction                 (I.R.S. Employer
 of incorporation)                            Identification No.)



     1055 Corporate Center Drive
     Oconomowoc, Wisconsin                         53066
- ----------------------------------------         ----------
(Address of principal executive offices)         (Zip Code)




                         (414) 569-1800
      ----------------------------------------------------
      (Registrant's telephone number, including area code)





                             Page 1
ITEM 5. OTHER EVENTS
        ------------

     Stokely USA, Inc. issued a press release on May 23, 1996, announcing that for the fiscal year ended March 31, 1996, the Company reported a net loss of $28,821,000 ($2.54 per share) versus net income of $570,000 ($.06 per share) the previous year. The current year results include a previously announced fourth quarter nonrecurring charge of $12,500,000 ($1.10 per share) relating to the Company's February 1996 decision to exit the frozen business and to concentrate on its core strength of canned vegetables. Net sales for the year were $206,251,000 compared to $231,422,000 last year. The decline in sales was due primarily to a drop in frozen business sales, coupled with reduced canned inventory availability due to reduced production in the Midwest during the summer of 1995. The decline in net earnings was primarily due to reduced margins and increased selling and promotional expenses reflecting depressed market conditions.

     Stokely reported a net loss of $17,831,000 ($1.57 per share) for the fourth fiscal quarter ended March 31, 1996, including the nonrecurring charge of $12,500,000 ($1.10 per share), compared to a net loss of $4,139,000 ($.37 per share) in last year's fourth quarter. Net sales for the fourth quarter were $48,794,000 versus $67,603,000 a year ago. While canned selling prices were higher during the fourth quarter ended March 31, 1996 compared to the fourth quarter a year ago, the decline in fourth quarter sales is due primarily to the reduced canned inventory availability. The decline in fourth quarter net earnings was primarily due to lower sales volume and reduced frozen pricing.

     Regarding the Company's decision to exit the frozen business, Stokely recently announced it had reached an agreement in principle with two third parties for the sale of two frozen processing plants, located in the state of Washington, and substantially all its' frozen business inventory. A third plant representing less than 10% of total frozen capacity remains for sale. The Company said the nonrecurring charge, the majority of which is non-cash, will cover costs associated with the sale of its three frozen processing plants and related inventories. As a result of the charge relating to exiting the frozen business and the recently completed fiscal year's operating loss, the Company is in technical default of certain financial covenants in its two long-term senior credit agreements and is working with those lenders to amend the agreements.

     The Company also announced that it has closed a new $70 million multi-year revolving credit facility with a commercial lender. The new facility provides for more favorable financing terms than the prior credit agreement and meets the Company's current and projected seasonal working capital needs.




                             Page 2
     Commenting on the results for fiscal 1996, Stokely USA, Inc. President and Chief Executive Officer Stephen Theobald said, "Operating results for fiscal 1996, while very disappointing, are indicative of the difficult conditions that have prevailed in the processed vegetable industry for the past two years. However, the sale of our frozen vegetable business and the closing of a new $70 million multi-year revolving credit facility are two very positive recent actions we have taken. The new credit facility, in combination with the frozen sale, will provide additional liquidity and resources necessary to implement initiatives to improve our core canned business. In this highly competitive industry it is imperative that we identify every opportunity to improve our effectiveness and efficiency. The Company believes that continuing to aggressively focus on internal operating improvements will strengthen our performance and competitiveness while positioning us to better benefit from any improvement in general market conditions within the industry."

     The discussion in this Form 8-K includes certain forward-looking statements based on current management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; vegetable processing industry conditions and price and volume fluctuations; competitive pressures and pricing pressures; inventory risks; supply-related risks; demand-related risks; third party lender actions; and results of Company-specific cost containment and profit enhancement initiatives. Additional factors are described in the Company's other reports filed with the Securities and Exchange Commission.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS.
         ------------

     Not Applicable


















                             Page 3

                          SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 STOKELY USA, INC.
                                 -----------------------------
                                 Registrant



Date:     May 30, 1996           /s/ Stephen W. Theobald
          ------------           -----------------------------
                                 Stephen W. Theobald
                                 Vice Chairman


Date:     May 30, 1996           /s/ Leslie J. Wilson
          ------------           -----------------------------
                                 Leslie J. Wilson
                                 Vice President - Finance
                                 (Principal Financial Officer)






























                             Page 4

                          SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 STOKELY USA, INC.
                                 -----------------------------
                                 Registrant



Date:     May 30, 1996
          ------------           -----------------------------
                                 Stephen W. Theobald
                                 Vice Chairman


Date:     May 30, 1996
          ------------           -----------------------------
                                 Leslie J. Wilson
                                 Vice President - Finance
                                 (Principal Financial Officer)






























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